Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

ESTÉE LAUDER COMPANIES REPORTS RECORD EARNINGS

IN FISCAL YEAR 2010

Before Restructuring Activities:

– Net Sales Grow 7% –

– Operating Margin Climbs 420 Basis Points –

– Earnings Per Share Nearly Double to $2.75 –

New York, NY, August 12, 2010 - The Estée Lauder Companies Inc. (NYSE: EL) today reported financial results for the fourth quarter and fiscal year ended June 30, 2010 that were sharply higher than the prior-year periods.

For the year, the Company had net sales of $7.80 billion, a 6% increase compared with $7.32 billion reported in the prior fiscal year.  Excluding the impact of foreign currency translation, net sales increased 5% from a year ago.  In fiscal 2010, the Company generated its largest full-year increase in operating income and operating margin since becoming a public company in 1995.  The Company reported net earnings for the year of $478.3 million, compared with $218.4 million last year.  Diluted net earnings per common share rose to $2.38, compared with $1.10 reported in the prior year.  All mention of net earnings in the body of this press release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2010 full year results included returns and charges associated with restructuring activities of $84.7 million ($55.9 million after tax), equal to $.28 per diluted common share.  Additionally, results included a charge related to the extinguishment of debt of $27.3 million ($17.5 million after tax), equal to $.09 per diluted common share.

Excluding these returns and charges, and those included in fiscal 2009, net sales for the year ended June 30, 2010 increased 7% to $7.81 billion and net earnings increased to $551.7 million.  Diluted net earnings per share rose to $2.75 versus a comparable $1.42 in the prior year.  A reconciliation between GAAP and non-GAAP financial measures is included in this press release.

Fabrizio Freda, President and Chief Executive Officer, said, “In fiscal 2010 we surpassed our own financial goals.  In this first full year of our long-term plan we made substantial progress advancing our strategic goals and aligned many facets of our Company to continue to achieve sustainable, profitable growth.

“Throughout the year, as we implemented our plan, we were able to raise our financial targets for fiscal 2010.  We successfully launched initiatives on our biggest brands, took advantage of improving retail environments, saw international passenger traffic pick up, which helped the strong growth in our travel retail business, and realized greater-than-expected cost savings.  We generated an impressive performance in our international business and produced strong sales growth in skin care, both of which are key areas of our strategic focus.”

Mr. Freda added, “We closed the fiscal year with an outstanding performance, achieving record results on many financial metrics, including cost of sales percentage, earnings per share and operating cash flow.  Importantly, we believe the Company gained share globally in prestige beauty.  The combination of our enhanced discipline and global efforts led to a 420 basis point improvement in operating margin and nearly a doubling in earnings per share.

“Looking at fiscal 2011, we intend to build upon the solid foundation that we established this past year to achieve our strategic and financial goals.  In this new fiscal year we will increase investment spending behind targeted advertising, merchandising and sampling for major initiatives on our biggest brands and markets.  Additionally, we will further capitalize on opportunities that will strengthen our product categories and distribution channels, expand our geographic presence and develop our brand portfolio.  We are committed to prioritizing resources and taking action that will generate even greater stockholder value.”

The Company posted sales gains in each of its geographic regions and most major product categories.  Strong sales growth came from the Company’s international businesses, particularly in travel retail, Asia/Pacific and emerging markets.  Modest sales gains were reported in the Americas.  These results reflect solid increases from higher-margin product launches and the positive effect of foreign currency translation.

During the fiscal year, the Company made substantial progress on its strategic goals with significant improvements in cost of sales, reflecting a favorable product mix and the positive impact of SKU reductions.  In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company realized savings of $364 million during the year.  Additionally, as a percentage of sales, all other operating expenses were lower, except advertising, merchandising and sampling due to support of the Company’s biggest innovations.  Further, the Company’s turnaround brands continued to make progress refocusing and repositioning themselves, collectively generating sharply improved results for the fourth quarter and full year of fiscal 2010, compared with the prior-year periods.  At the end of January 2010, the Company ceased the wholesale distribution of its Prescriptives brand products.

All product categories and geographic regions benefited from Company-wide efforts to reduce or eliminate non-value added costs, as well as significant improvement in cost of sales from favorable product mix and enhanced inventory management, including SKU reductions, resulting in substantial improvements in their operating income.

Full-Year Results by Product Category
	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2010	2009	Reported Basis	Local Currency	2010	2009	Reported Basis

Skin Care	$3,227.1	$2,886.0	11.8%	9.5%	$434.3	$294.1	47.7%
Makeup	2,978.2	2,830.9	5.2	3.6	416.8	279.8	49.0
Fragrance	1,136.9	1,150.9	(1.2)	(2.4)	26.3	(60.8)	100.0 +
Hair Care	413.9	402.4	2.9	1.9	(6.2)	1.1	(100.0)+
Other	55.4	61.7	(10.2)	(11.3)	3.4	(4.1)	100.0 +
Subtotal	7,811.5	7,331.9	6.5	4.8	874.6	510.1	71.5
Returns and charges associated with restructuring activities	(15.7)	(8.1)			(84.7)	(91.7)
Total	$7,795.8	$7,323.8	6.4%	4.7%	$789.9	$418.4	88.8%

Skin Care

•                The skin care category is a strategic priority for the Company.  In local currency, and on a reported basis, skin care net sales in Asia/Pacific and Europe, the Middle East & Africa grew double digits, while the Americas had a mid single-digit gain.

•                The Company gained share in this category during the year in certain countries, in stores where its products are sold.

•                Across each region, the Estée Lauder brand had strong sales from the recent launches of Advanced Night Repair Synchronized Recovery Complex, Advanced Night Repair Eye Synchronized Complex and Hydrationist Maximum Moisture Crème and Lotion.

•                Contributing to the increased sales were the successful introductions of Even Better Clinical Dark Spot Corrector, Youth Surge Night Age Decelerating Night Moisturizer and Even Better Skin Tone Correcting Moisturizer SPF 20 from Clinique.

•                The Regenerating Serum, a new product from La Mer, as well as other successful products from La Mer, also contributed incremental sales.

•                Higher sales were generated from existing products in Clinique’s 3-Step Skin Care System and the Re-Nutriv line of products from Estée Lauder.

•                These sales gains were partially offset by lower sales from other existing products.

•                Operating income increased, primarily reflecting improved results from certain of the Company’s heritage brands, driven by net sales from higher-margin product launches.  Skin care results also reflected a charge in the current year for the impairment of certain intangible assets, which was lower than similar charges recorded in the prior year.

Makeup

•                In local currency and on a reported basis, makeup net sales posted strong gains in Asia/Pacific and Europe, the Middle East & Africa.  Sales in the Americas declined, primarily reflecting lower sales of Prescriptives products due to the brand’s exit from global wholesale distribution.

•                The majority of the sales increase came from the Company’s makeup artist brands, driven primarily by their international businesses.  Net sales also increased in certain of the Company’s heritage brands.

•                The higher makeup sales reflected increases across a broad range of products, such as the recent launches of Even Better Makeup SPF 15 and Superbalanced Powder Makeup SPF 15 from Clinique and Resilience Lift Extreme Radiant Lifting Makeup SPF 15 from Estée Lauder, as well as higher sales of Double Wear Foundation from Estée Lauder.

•                Partially offsetting these increases were lower sales of Prescriptives products and from existing products of other brands.

•                During the current year, the Company evaluated certain underperforming stock keeping units relevant to its long-term perfumery strategy in the Europe, Middle East & Africa region.  Based on this evaluation, the Company decided to discontinue the sale of certain of these products in perfumeries and recorded a charge of approximately $27 million to reflect the anticipated returns of makeup products from participating retailers, subject to the Company’s returns approval policy.

•                Operating income increased, primarily reflecting improved results from the Company’s heritage brands and its makeup artist brands.  Makeup operating income also reflects the charge described above, as well as the write-off of related inventory of approximately $3 million.

Fragrance

•                Net sales of fragrance products decreased, largely due to lower sales of certain designer fragrances, including DKNY Delicious Night, Hilfiger Men, Sean John Unforgivable Woman, Sean John Unforgivable and DKNY Men.

•                Also contributing to the decrease were lower sales of Estée Lauder Sensuous and Clinique Happy.

•                Partially offsetting these declines were the recent successful launches of pure DKNY in Europe, Very Hollywood Michael Kors in the United States and DKNY Delicious Candy Apples, as well as higher sales of DKNY Be Delicious Fresh Blossom.  Increased sales of select fragrances through self-select outlets also contributed to the category’s growth.

•                The Company’s priority in this category was profitability improvement.  Fragrance operating results improved over 100%, with operating income in the current year compared with an operating loss in the prior year.  The improved results primarily reflected higher net sales of designer fragrances, cost reductions and a more strategically focused approach to support spending on winning launches, growth of classics and markets with the greatest potential.

Hair Care

•                Hair care net sales increased, due to certain styling and hair color products, the recent launches of Smooth Infusion Glossing Straightener and Control Force from Aveda and expanded international distribution at Aveda.

•                This increase was partially offset by a soft salon retail environment in North America and the closing of certain underperforming retail stores.

•                Hair care operating results decreased over 100%, reporting an operating loss in the current year compared with operating income in the prior year.  The decrease primarily reflected higher goodwill and intangible asset impairments of approximately $27 million related to the Ojon brand.

Full-Year Results by Geographic Region

	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2010	2009	Reported Basis	Local Currency	2010	2009	Reported Basis

The Americas	$3,442.1	$3,421.2	0.6%	0.2%	$161.5	$115.2	40.2%
Europe, the Middle East & Africa.	2,859.3	2,611.3	9.5	8.1	500.8	229.7	100.0 +
Asia/Pacific	1,510.1	1,299.4	16.2	10.0	212.3	165.2	28.5
Subtotal	7,811.5	7,331.9	6.5	4.8	874.6	510.1	71.5
Returns and charges associated with restructuring activities	(15.7)	(8.1)			(84.7)	(91.7)
Total	$7,795.8	$7,323.8	6.4%	4.7%	$789.9	$418.4	88.8%

The Americas

•     Net sales in the region increased, primarily attributable to higher sales in Canada and Latin America reflecting a better-than-expected holiday selling season, successful new launches and the favorable impact of foreign currency translation.

•     Clinique posted strong net sales growth of skin care products, while makeup artist brands and various designer fragrances also generated sales gains.

•     In the United States, sales decreased modestly.  Among the Company’s heritage brands, results were mixed, including sales declines posted by various Estée Lauder fragrances, as well as lower sales of Prescriptives products, due to the brand’s exit from wholesale distribution.  Lower sales were also reported from the Company’s hair care brands.

•     Sales of the Company’s products online increased double digits, while results in other alternative channels were mixed.

•     During the year, excluding the Prescriptives brand, the Company’s share increased slightly in U.S. prestige department and specialty stores.

•     Ongoing challenges faced by certain of the Company’s department store customers in the United States may continue to affect net sales for the short and medium term.

•     Operating income in the Americas increased substantially, due to improved results from heritage brands and makeup artist brands, as well as from certain turnaround brands.  These results were driven by higher overall sales, the Company’s multi-faceted cost savings program and a more focused approach to spending.  The region also benefited from the favorable comparison to the prior year, which was adversely affected by manufacturing overhead costs that were not expected to be recovered, along with a charge related to the liquidation of a retail customer.  These improvements were partially offset by lower sales from the exit of the wholesale distribution of Prescriptives products, higher charges for goodwill, other intangible asset and long-lived asset impairments, primarily related to Ojon, and charges incurred in connection with the transition of the Company’s subsidiary in Venezuela to highly inflationary accounting and the subsequent devaluation of the bolivar.

Europe, the Middle East & Africa

•     Sales increased in all major product categories, except fragrance, which was relatively unchanged from the prior year in local currency.  Including the favorable impact of foreign currency translation, all categories improved.

•     The Company’s travel retail business generated significant net sales and profit growth during the year, resulting from successful product launches, increased distribution and cost containment.  This reflects both an improvement in global airline passenger traffic, compared with the significant traffic slowdown experienced in the prior year, and stronger conversion of shoppers into buyers, driven by improved marketing and distribution.

•     In constant currency, double-digit sales growth was recorded in a number of countries, with the largest gains coming in emerging markets, such as Russia, Turkey and Israel, as well as from the Company’s distributor business.  Solid sales growth was also posted in the United Kingdom.  These gains were partially offset by sales declines in the Balkans (primarily reflecting the economic situation in Greece), France and Italy.

•     The Company estimates that it gained share in certain countries in its points of distribution in this region during the year.

•     As previously mentioned, during the year, the Company undertook an initiative to identify certain underperforming stock keeping units and recorded a charge of approximately $31 million in the region to reflect the anticipated returns of products from participating perfumery retailers.  The majority of this charge occurred in the makeup category, with lesser amounts affecting the skin care and fragrance categories.

•     Operating income increased over 100%, with the strongest improvements in the travel retail business, Spain, Russia, the United Kingdom, Italy, France and Germany.  The improvement in operating income also reflected a charge in the current year for the impairment of certain intangible assets, which was lower than similar charges recorded in the prior year.  In addition, as mentioned above, the Company recorded a charge related to the discontinuation of certain stock keeping units, as well as the write-off of related inventory of approximately $3 million.

Asia/Pacific

•     This region generated solid local currency sales growth, with all countries posting increases, except Japan.  The strongest gains were generated in China, Korea, Hong Kong and Taiwan.

•     Sales in this region had strong growth in each major product category with double-digit gains in skin care and hair care.

•     The Company estimates that for the year it gained share in the Asia region within its points of distribution.

•     Operating income in the region rose, with virtually all countries reporting higher results, led by Hong Kong, China, Japan, Taiwan and Australia.  These improvements were partially offset by slightly lower results in Korea.  We have continued incremental investment spending in China to support our growing business in this emerging market.

Full-Year Cash Flows

•     For the twelve months ended June 30, 2010, net cash flows provided by operating activities increased significantly to $956.7 million, compared with $696.0 million in the prior year.

•     The improvement primarily reflected higher net earnings.  The increase also reflected favorable changes in certain working capital components, partially offset by the prior-year impact of significant inventory reductions.

•     In the fiscal third quarter ended March 31, 2010, the Company built inventory totaling $35 million in advance of its April 2010 rollout of SAP to its North America manufacturing facilities.  While the Company continues to focus on inventory management, days of inventory at June 30, 2010, which reflects the additional inventory build and anticipated strong sales growth in the first quarter of fiscal 2011, were higher compared to the prior year.

•     Operating cash flow was utilized primarily for dividends, capital investments, the repayment of long-term debt and the repurchase of shares of the Company’s Class A Common Stock.

•     The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its planned business operations on both a near-term and long-term basis.

•     In July 2010, the Company used cash on hand to purchase the Smashbox brand.

Fourth Quarter Results

•     For the three months ended June 30, 2010, the Company reported net sales of $1.84 billion, a 9% increase from $1.68 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 8%.  On a reported basis, as well as in constant currency, net sales grew in each geographic region.  Net sales grew in the Company’s skin care, makeup and hair care categories, which more than offset a modest decline in fragrance.

•     The Company’s fourth quarter results included a $31 million credit resulting from a reduction in the Company’s tax reserves, primarily related to favorable tax settlements.

•     The Company reported net earnings for the fourth quarter of $23.9 million, versus a net loss of $17.9 million last year.  Diluted net earnings per common share were $.12, compared with a net loss per diluted common share of $.09, reported in the same prior-year period.

•     The fiscal 2010 fourth quarter results included returns and charges associated with restructuring activities of $25.6 million ($16.8 million after tax), equal to $.08 per diluted common share.

•     In the fourth quarter, the Company completed a cash tender offer for $199.9 million aggregate principal amount of Senior Notes due in 2012 and 2013.  As a result, the Company recorded a pre-tax charge to earnings of $27.3 million ($17.5 million after tax), for the impact of the extinguishment of debt, equal to $.09 per diluted common share.

•     Excluding these returns and charges, net sales for the three months ended June 30, 2010 were $1.84 billion, net earnings increased to $58.2 million and diluted net earnings per share rose to $.29.

Outlook for Fiscal 2011 First Quarter and Full Year

First Quarter

•     Net sales are expected to increase between 11% and 13% in constant currency.

•     Foreign currency translation is expected to negatively impact sales by approximately 2% to 3% versus the prior-year period.

•     Diluted net earnings per share, including charges associated with restructuring activities are projected to be between $.63 and $.76.

•     The Company expects to take returns and charges associated with restructuring activities in its fiscal 2011 first quarter of about $13 million, equal to approximately $.04 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•     Diluted net earnings per share before charges associated with restructuring activities are projected to be between $.67 and $.80.

•     In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company expects to realize savings of between $30 million and $35 million in the first quarter of fiscal 2011.

Full Year

•     Net sales are forecasted to grow between 6% and 8% in constant currency.

•     Foreign currency translation is expected to negatively impact sales by approximately 2% to 3% versus the prior-year period.

•     The Company projects diluted net earnings per share, including charges associated with restructuring activities to be between $2.62 and $2.90.

•     The Company expects to take returns and charges associated with restructuring activities in fiscal 2011 of between $45 million and $55 million, equal to approximately $.15 to $.18 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•     Diluted net earnings per share before charges associated with restructuring activities are projected to be between $2.80 and $3.05.

•     On a product category basis, in constant currency, hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance.

•     Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa and the Americas.

•     In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company now expects to realize savings of between $130 million and $140 million during fiscal 2011.

•     The fiscal 2011 first quarter and full year include the unfavorable impact of Smashbox integration costs, the negative effects of foreign exchange rates and an anticipated increase in the Company’s effective tax rate, which may fluctuate by quarter.

•     The timing and predictability of when charges may be recorded will likely vary by quarter.  As decisions regarding restructuring and other special charges are reached, the Company may communicate such decisions through 8-K amendments filed with the SEC.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2011 First Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)     increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)     the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)     consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)     destocking and tighter working capital management by retailers;

(5)     the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)     shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)     social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)     changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)     foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)   changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)   shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)   real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)   changes in product mix to products which are less profitable;

(14)   the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates;

(15)   the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)   consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;

(17)   the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)   additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Coach, Ojon and Smashbox.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30		Percent Change		Year Ended June 30		Percent Change
	2010	2009			2010	2009

Net Sales (A)	$1,840.1	$1,682.8	9.3%		$7,795.8	$7,323.8	6.4%
Cost of sales (A)	414.3	427.1			1,829.4	1,881.6
Gross Profit	1,425.8	1,255.7	13.5%		5,966.4	5,442.2	9.6%

Gross Margin	77.5%	74.6%			76.5%	74.3%

Operating expenses:
Selling, general and administrative	1,358.3	1,151.7			5,067.0	4,883.9
Restructuring and other special charges (A)	21.1	70.2			61.1	76.8
Goodwill impairment (B)	—	14.3			16.6	14.3
Impairment of other intangible and long-lived assets (C)	2.8	34.2			31.8	48.8
	1,382.2	1,270.4	8.8%		5,176.5	5,023.8	3.0%

Operating Expense Margin	75.1%	75.5%			66.4%	68.6%

Operating Income (Loss)	43.6	(14.7)	100.0	+%	789.9	418.4	88.8%

Operating Income (Loss) Margin	2.4%	(0.9)%			10.1%	5.7%

Interest expense, net	16.6	20.2			74.3	75.7
Interest expense on debt extinguishment (D)	27.3	—			27.3	—
Earnings (Loss) before Income Taxes	(0.3)	(34.9)	99.1%		688.3	342.7	100.0	+%

Provision (benefit) for income taxes	(25.3)	(22.5)			205.9	115.9
Net Earnings (Loss)	25.0	(12.4)	100.0	+%	482.4	226.8	100.0	+%

Net earnings attributable to noncontrolling interests	(1.1)	(5.5)			(4.1)	(8.4)
Net Earnings (Loss) Attributable to The Estée Lauder Companies Inc.	$23.9	$(17.9)	100.0	+%	$478.3	$218.4	100.0	+%

Net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.12	$(.09)	100.0	+%	$2.42	$1.11	100.0	+%
Diluted	.12	(.09)	100.0	+%	2.38	1.10	100.0	+%

Weighted average common shares outstanding:
Basic	198.7	196.7			197.7	196.3
Diluted	202.5	196.7			200.7	197.7

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other special charges over the next few fiscal years totaling between $350 million and $450 million before taxes.  The Program includes organizational resizing and regional realignments which principally reflects the reduction of the workforce by approximately 2,000 employees.

Fiscal 2010 restructuring and special charges

During the year ended June 30, 2010, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.  For the three and twelve months ended June 30, 2010, aggregate restructuring charges of $17.8 million and $48.8 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other special charges in connection with the implementation of the Program for the three and twelve months ended June 30, 2010 of $3.3 million and $12.3 million, respectively, related to consulting, other professional services, and accelerated depreciation.  For the three months ended June 30, 2010, the Company recorded $2.4 million reflecting anticipated sales returns (less a related cost of sales of $0.3 million) and the write-off of inventory associated with exiting unprofitable operations of $2.4 million.  For the twelve months ended June 30, 2010, the Company recorded $15.7 million, reflecting anticipated sales returns (less a related cost of sales of $2.5 million) and a write-off of inventory associated with exiting unprofitable operations of $10.4 million.

Total charges associated with restructuring activities included in operating income for the three and twelve months ended June 30, 2010, were $25.6 million and $84.7 million, respectively.

Fiscal 2009 restructuring and special charges

For the year ended June 30, 2009, aggregate restructuring charges of $70.3 million were recorded related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.  The Company incurred other special charges in connection with the implementation of the Program of $10.1 million related to consulting, other professional services, and accelerated depreciation.  In addition to the other special charges, the Company recorded $8.1 million reflecting sales returns (less a related cost of sales of $1.2 million) and a write-off of inventory associated with exiting unprofitable operations of $8.0 million.  During the year ended June 30, 2009, the Company recorded a gain of $3.6 million related to excess accruals that were recorded as other special charges in prior years.

Total charges associated with restructuring activities included in operating income for the twelve months ended June 30, 2009 were $91.7 million.

(B) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During the second quarter of fiscal 2010, the Company recorded a goodwill impairment charge related to the Ojon reporting unit of $16.6 million.

During the fourth quarter of fiscal 2009, the Company recorded a goodwill impairment charge related to the Darphin reporting unit of $12.5 million and other goodwill impairment charges of $1.8 million.

(C) During the second quarter of fiscal 2010, the Company recognized impairment charges for Ojon of $6.0 million for its trademark and $17.2 million for its customer list.  Also during the second quarter of fiscal 2010, the Company recorded an impairment charge of $5.8 million related to the Darphin trademark.

During the fourth quarter of fiscal 2010, the Company recorded a charge of $2.8 million, primarily related to long-lived asset impairments.

During the third quarter of fiscal 2009, the Company’s recognized impairment charges related to the Darphin trademark of $12.3 million and a fragrance license agreement of $2.3 million.

During the fourth quarter of fiscal 2009, the Company recorded additional impairment charges of $34.2 million.  Included in this charge was $25.7 million related to the Michael Kors fragrance license agreement, as well as distributor relationships and core ingredients technology, Ojon and Bumble and bumble trademarks, and other trademarks.  The Company also recorded long-lived impairment charges of $8.5 million.

As the duration and magnitude of the volatility of the current economic conditions remain uncertain, the Company will continue to monitor and evaluate the potential impact on the business and on the interim and annual impairment testing.  Accordingly, it is possible that the Company would recognize an impairment charge in the future with respect to goodwill, other intangible assets and/or long-lived assets.

(D) In the fourth quarter of fiscal 2010, the Company completed a cash tender offer for $199.9 million aggregate principal amount of Senior Notes due in 2012 and 2013.  As a result, the Company recorded a pre-tax charge to earnings of $27.3 million.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities and the extinguishment of debt.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the charges associated with restructuring activities and the extinguishment of debt.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$1,840.1	$ 2.4	$1,842.5	$1,682.8	$ 8.1	$1,690.9	9.0%
Cost of sales	414.3	(2.1)	412.2	427.1	(6.8)	420.3

Gross Profit	1,425.8	4.5	1,430.3	1,255.7	14.9	1,270.6	12.6%
Gross Margin	77.5%		77.6%	74.6%		75.2%

Operating expenses	1,382.2	(21.1)	1,361.1	1,270.4	(70.2)	1,200.2	13.4%

Operating Expense Margin	75.1%		73.9%	75.5%		71.0%

Operating Income (Loss)	43.6	25.6	69.2	(14.7)	85.1	70.4	(1.7)%
Operating Income (Loss) Margin	2.4%		3.7%	(0.9)%		4.2%

Interest expense on debt extinguishment	27.3	(27.3)	—	—		—

Provision (benefit) for income taxes	(25.3)	18.6	(6.7)	(22.5)	27.9	5.4
Net Earnings (Loss) Attributable to The Estée Lauder Companies Inc.	23.9	34.3	58.2	(17.9)	57.2	39.3	48.1%

Diluted net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share	.12	.17	.29	(.09)	.29	.20	44.2%

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Year Ended June 30, 2010			Year Ended June 30, 2009
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$7,795.8	$ 15.7	$7,811.5	$7,323.8	$ 8.1	$7,331.9	6.5%
Cost of sales	1,829.4	(7.9)	1,821.5	1,881.6	(6.8)	1,874.8

Gross Profit	5,966.4	23.6	5,990.0	5,442.2	14.9	5,457.1	9.8%
Gross Margin	76.5%		76.7%	74.3%		74.5%

Operating expenses	5,176.5	(61.1)	5,115.4	5,023.8	(76.8)	4,947.0	3.4%

Operating Expense Margin	66.4%		65.5%	68.6%		67.5%

Operating Income	789.9	84.7	874.6	418.4	91.7	510.1	71.5%
Operating Income Margin	10.1%		11.2%	5.7%		7.0%

Interest expense on debt extinguishment	27.3	(27.3)	—	—		—

Provision for income taxes	205.9	38.6	244.5	115.9	30.0	145.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	478.3	73.4	551.7	218.4	61.7	280.1	97.0%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.38	.37	2.75	1.10	.31	1.42	94.0%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended June 30		Percent Change		Year Ended June 30		Percent Change
	2010	2009	Reported Basis	Local Currency	2010	2009	Reported Basis	Local Currency
NET SALES
By Region:
The Americas	$803.8	$774.0	3.9%	3.4%	$3,442.1	$3,421.2	0.6%	0.2%
Europe, the Middle East & Africa	699.9	624.0	12.2	13.6	2,859.3	2,611.3	9.5	8.1
Asia/Pacific	338.8	292.9	15.7	8.5	1,510.1	1,299.4	16.2	10.0
Subtotal	1,842.5	1,690.9	9.0	8.0	7,811.5	7,331.9	6.5	4.8
Returns associated with restructuring activities	(2.4)	(8.1)			(15.7)	(8.1)
Total	$1,840.1	$1,682.8	9.3%	8.4%	$7,795.8	$7,323.8	6.4%	4.7%

By Product Category:
Skin Care	$771.2	$687.8	12.1%	10.7%	$3,227.1	$2,886.0	11.8%	9.5%
Makeup	733.8	665.2	10.3	9.4	2,978.2	2,830.9	5.2	3.6
Fragrance	219.1	220.4	(0.6)	(0.2)	1,136.9	1,150.9	(1.2)	(2.4)
Hair Care	109.9	104.5	5.2	4.5	413.9	402.4	2.9	1.9
Other	8.5	13.0	(34.6)	(34.6)	55.4	61.7	(10.2)	(11.3)
Subtotal	1,842.5	1,690.9	9.0	8.0	7,811.5	7,331.9	6.5	4.8
Returns associated with restructuring activities	(2.4)	(8.1)			(15.7)	(8.1)
Total	$1,840.1	$1,682.8	9.3%	8.4%	$7,795.8	$7,323.8	6.4%	4.7%

OPERATING INCOME (LOSS)
By Region:
The Americas	$(31.6)	$(9.0)	(100.0)+%		$161.5	$115.2	40.2%
Europe, the Middle East & Africa	99.8	64.5	54.7		500.8	229.7	100.0 +
Asia/Pacific	1.0	14.9	(93.3)		212.3	165.2	28.5
Subtotal	69.2	70.4	(1.7)		874.6	510.1	71.5
Charges associated with restructuring activities	(25.6)	(85.1)			(84.7)	(91.7)
Total	$43.6	$(14.7)	100.0 +%		$789.9	$418.4	88.8%

By Product Category:
Skin Care	$20.1	$52.5	(61.7)%		$434.3	$294.1	47.7%
Makeup	82.6	53.5	54.4		416.8	279.8	49.0
Fragrance	(33.7)	(23.8)	(41.6)		26.3	(60.8)	100.0 +
Hair Care	1.6	(9.0)	100.0 +		(6.2)	1.1	(100.0)+
Other	(1.4)	(2.8)	50.0		3.4	(4.1)	100.0 +
Subtotal	69.2	70.4	(1.7)		874.6	510.1	71.5
Charges associated with restructuring activities	(25.6)	(85.1)			(84.7)	(91.7)
Total	$43.6	$(14.7)	100.0 +%		$789.9	$418.4	88.8%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	June 30 2010	June 30 2009
ASSETS
Current Assets
Cash and cash equivalents	$1,120.7	$864.5
Accounts receivable, net	746.2	853.3
Inventory and promotional merchandise, net	826.6	795.0
Prepaid expenses and other current assets	427.5	399.7
Total Current Assets	3,121.0	2,912.5

Property, Plant and Equipment, net	1,023.6	1,026.7
Other Assets	1,191.0	1,237.4
Total Assets	$5,335.6	$5,176.6

LIABILITIES AND EQUITY
Current Liabilities
Short-term debt	$23.4	$33.8
Accounts payable	425.2	329.8
Other current liabilities	1,123.6	1,095.6
Total Current Liabilities	1,572.2	1,459.2

Noncurrent Liabilities
Long-term debt	1,205.0	1,387.6
Other noncurrent liabilities	593.0	665.8
Total Noncurrent Liabilities	1,798.0	2,053.4

Total Equity	1,965.4	1,664.0
Total Liabilities and Equity	$5,335.6	$5,176.6

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Year Ended June 30
	2010	2009
Cash Flows from Operating Activities
Net earnings	$482.4	$226.8
Depreciation and amortization	263.7	254.0
Deferred income taxes	(24.7)	(108.2)
Goodwill, other intangible asset and long-lived asset impairments	48.4	63.1
Other items	29.5	55.6
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	79.2	103.8
Decrease (increase) in inventory and promotional merchandise, net	(60.8)	125.7
Decrease (increase) in other assets, net	29.3	(72.2)
Increase in accounts payable and other liabilities	109.7	47.4
Net cash flows provided by operating activities	$956.7	$696.0

Capital expenditures	$270.6	$279.8
Repayments and redemption of long-term debt	227.2	10.1
Payments to acquire treasury stock	266.7	62.6
Dividends paid	109.1	108.4